200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Michael S. Shore
Chief Financial Officer
954-308-4200

SMF ENERGY ANNOUNCES QUARTERLY DIVIDEND PROGRAM

Ft. Lauderdale, FL, August 9, 2011 – SMF ENERGY CORPORATION (NASDAQ: FUEL), a leading energy logistics company providing efficient, just in time distribution of petroleum products and chemicals, today announced that its Board of Directors has adopted a quarterly cash dividend program for its common stock effective with the quarter ended June 30, 2011.  The Board has declared the first quarterly cash dividend of $0.0125 per share payable to holders of record of the Company's common stock at the close of business on September 28, 2011, to be paid on October 14, 2011.

Richard E. Gathright, Chairman of the Board, Chief Executive Officer and President, commented, “The Board’s adoption of a quarterly dividend program demonstrates its confidence in the continuing prosperity of our business and its expectations of success based on our long-term strategy for growth.  The Board’s action also reflects its commitment to return capital to shareholders by distributing a portion of its earnings to shareholders via dividends.  We believe that the dividend program will also enhance the market perception of our common stock, and we welcome those new stockholders who respond to this action by investing in a growing company with a regular and competitive dividend.”

Gathright added, “The Board’s action is responsive to the longstanding wishes of many of our most loyal shareholders.  We moved cautiously, however, because we wanted to be comfortable that we could continue paying a dividend for the foreseeable future and possibly even increase it in the future if there are further improvements in our performance.  We also wanted to be certain that we had sufficient cash resources to continue investing in our business after paying the dividend.”

“In fact,” noted Gathright, “we reviewed our preliminary unaudited financial results for fiscal 2011 and considered the impact of recent new business additions that are now coming on line.  For fiscal 2011, we currently anticipate reporting revenues of approximately $236.4 million, net income in excess of $1.1 million, and EBITDA of more than $4.5 million on 71 million gallons sold.  With these results, and the possibility that the newly added business could improve fiscal 2012 volumes by as much as 7% over fiscal 2011, we concluded that this is the right time to establish our common stock as an income generating investment.  While there are no guarantees of future performance or dividends, we believe that we are adopting a sustainable program that will substantially benefit our shareholders for the foreseeable future.”

The Company also announced that the quarterly dividend program would replace its previously announced open market stock repurchase program, which has been terminated.  The quarterly dividend program may be changed or cancelled at the Company’s discretion at any time.  The continuation of the program is subject to the Board's determination each quarter that the declaration and payment of a dividend is in the best interests of the Company’s shareholders.  The Company’s principal lender, which previously approved the Company’s open market stock repurchase program based on the Company’s continuing compliance with certain financial covenants during that program, has now approved the quarterly dividend program based upon the termination of the stock repurchase program and subject to the Company’s adherence to similar financial covenants.

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunications and government services industries. The Company provides its services and products through 34 locations in the eleven states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers. More information on the Company is available at www.mobilefueling.com.

NON-GAAP FINANCIAL MEASURES

EBITDA is a non-GAAP financial measure.  EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities, allowing meaningful analysis of the performance of our core cash operations. The Company believes that net income from operations is the most directly comparable GAAP measure to EBITDA.

While the estimated minimum EBITDA of $4.5 million and the estimated minimum net income of $1.1 million for the year ended June 30, 2011, cited above, are unaudited estimates and, as such, forward looking statements, a reconciliation of estimated minimum EBITDA to estimated net income from operations to EBITDA is nevertheless required by SEC Regulation G.  By necessity, however, the numbers used in such reconciliation are also estimates, and may not be the same in the final audited financial statements to be included in the Company’s Annual Report on Form 10-K for the fiscal year ending June 30, 2011, to be filed with the SEC.

The $4.5 million estimated minimum EBITDA presumes that fiscal 2011 accruals for interest, for income tax, and for depreciation and amortization (including stock compensation), will total approximately $3.4 million, resulting in the estimated minimum net income of $1.1 million.  That estimate of $3.4 million in non-EBITDA expenses includes approximately $0.9 million in interest expense, $0.3 in income tax expense, and $2.2 million in depreciation and amortization expense (including $0.1 million in stock compensation amortization)

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future trading prices of the Company’s common stock, the Company’s ability to declare and pay future dividends, and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2010.